Exhibit 99.1

NEWS RELEASE

Release No. xxx-MO-YR

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT 5 :00 P.M. (ET) MONDAY, SEPTEMBER 21, 2009

Louisiana-Pacific Corp. Announces Common Stock Offering

NASHVILLE, Tenn. (September 21, 2009) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) today announced that it plans to publicly offer 18,000,000 shares of its common stock. Goldman, Sachs & Co. will act as the sole book-running agent for the offering. UBS Investment Bank and RBC Capital Markets will act as co-managers on the offering. In addition, LP intends to grant the underwriter a 30-day option to purchase up to 2,700,000 additional shares.

The Company intends to use the net proceeds from the offering to reduce debt by retiring up to 35 percent of its senior secured notes due 2017 and for general corporate purposes.

These shares will be issued pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. A preliminary prospectus supplement and accompanying base prospectus related to the offering has been filed with the Securities and Exchange Commission and is available at the SEC’s website, http://www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from Goldman, Sachs & Co. via telephone (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About LP

LP is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee, and its common stock is traded on the New York Stock Exchange under LPX.

Forward-Looking Statement

This news release contains statements concerning Louisiana-Pacific that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.